OFFER TO PURCHASE SUPPLEMENT NO. 3

                             Dated September 4, 2003

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This Offer to Purchase Supplement No. 3 amends and supplements, as of September
 4, 2003, the Offer to Purchase, dated July, 28, 2003 (the "Offer to Purchase") as amended and supplemented prior to the date hereof, which describes the offer by RCS MediaGroup S.p.A. to purchase all outstanding American Depositary Shares representing Ordinary Shares of Fila Holding S.p.A for $1.12 net in cash per American Depositary Share without interest. All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Offer to Purchase. The Offer to Purchase, any amendments and supplements thereto and all related documents have been filed with the United States Securities and
     Exchange Commission (SEC) and may be obtained from the SEC website at
                                  www.sec.gov.

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The Offer to Purchase is hereby amended and supplemented as set forth below.

1. "SPECIAL FACTORS - 2. POSITION OF THE FILA BOARD REGARDING FAIRNESS OF THE OFFER" is amended and supplemented by adding a new sentence at the end of the subheading "Fairness Opinion" which reads in its entirety as follows:

"In its determination that the Offer is fair from a financial point of view to the holders of Fila ADSs (other than RCS and its affiliates) the Fila Board relied on its receipt of a fairness opinion from UBS in respect of the Offer."

2. "SPECIAL FACTORS - 2. POSITION OF THE FILA BOARD REGARDING FAIRNESS OF THE OFFER" is amended and supplemented to add the following two new sections after the subheading "Uncertainty of the Stock Market":

"Net Book Value and Going Concern Value. The Offer will have no effect on the net book value or going concern value of the Fila assets. In the view of the Fila Board, the going concern value of Fila is no longer a relevant number as all of the operating assets of Fila were sold to SBI in the Sale. As a result of the Sale, Fila has become a company that only manages the short term liquidity of its assets (consisting of the net cash proceeds from the Sale) and therefore its assets do not have a "going concern" value. After the Sale, the book value of the assets of Fila was adjusted (reduced) to reflect the cash proceeds of the Sale net of the Fila liabilities. Since Fila has no operating assets, the net book value per share of Fila reflects the per share value of the consideration (net of liabilities of Fila) received by Fila in the Sale.

Prices of Prior Fila Equity Purchases by RCS. In September 2001 RCS subscribed for 28,793,392 ordinary shares of Fila at a price of (euro)4.40 per share and on November 29, 2002 RCS subscribed for 65,934,402 additional ordinary shares of Fila at a price of (euro)1.60 per share which was paid by canceling an equal amount of the debt owed by Fila to RCS at the time. RCS subscribed for these ordinary shares of Fila on economically the same terms as other holders of Fila shares/ADSs in contemporaneous rights offers. These transactions were not considered material to the decision of the Fila Board because of the subsequent decline in the price of Fila ADSs representing ordinary shares and the Sale."

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  Holders of Fila ADSs are reminded that the Offer and the related withdrawal rights will expire at 12:00 midnight, New York City time, on Friday September 5,
                      2003, unless the Offer is extended.

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     THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE
SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ADEQUACY OR ACCURACY
    OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

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  THE DISTRIBUTION OF OFFER MATERIALS AND THE TRANSACTIONS CONTEMPLATED BY THE
 OFFER MAY BE RESTRICTED BY LAW IN CERTAIN JURISDICTIONS OUTSIDE OF THE UNITED STATES. THE OFFER MATERIALS DO NOT CONSTITUTE, AND MAY NOT BE USED IN CONNECTION
    WITH, AN OFFER OR SOLICITATION IN ANY JURISDICTION WHERE SUCH OFFERS OR
                    SOLICITATIONS ARE NOT PERMITTED BY LAW.

     THE OFFER MATERIALS MAY NOT BE DISTRIBUTED TO PERSONS RESIDING IN ANY
                   JURISDICTION OUTSIDE OF THE UNITED STATES.

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